CareView Communications, Inc. 8-K

Exhibit 10.1

EMPLOYMENT AGREEMENT
BY AND BETWEEN
CAREVIEW COMMUNICATIONS, INC.
AND
JON FREEMAN

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of May 5, 2017 and effective as of June 12, 2017 (the “Effective Date”) by and between CAREVIEW COMMUNICATIONS, INC., a Nevada corporation (“CareView”), and JONATHAN FREEMAN (“Employee”).

WHEREAS, CareView and Employee desire to enter into this Agreement to assure CareView of the services of Employee and to set forth the respective rights and duties of the parties hereto;

WHEREAS, CareView is principally engaged in the business (the “Business”) of providing a high speed data network system that can be deployed throughout a healthcare facility utilizing the cable television infrastructure and the Company’s control server to provide bedside, point-of-care video monitoring and recording as well as a patient entertainment and education system, such activities, present and future; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants, terms and conditions set forth herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged by the parties, CareView and Employee agree as follows:

ARTICLE I

Employment

1.1

Employment and Title. CareView hereby employs Employee, and Employee hereby accepts such employment as Chief Financial Officer (the “Employment Position”), all upon the terms and conditions set forth herein.

1.2

Services. During the Employment Term (as hereinafter defined), Employee agrees to perform diligently and in good faith the duties of the Employment Position under the direction of the Board of Directors (the “Board”) and the President of CareView. Employee agrees to perform the services to be performed hereunder for the benefit of CareView. Employee shall be vested with such authority as is generally commensurate with the Employment Position, as further outlined below. Employee will report to the President and the Board. Employee shall give his full attention to his duties for no less than forty (40) hours per week; however, nothing in this Agreement shall be construed to preclude Employee from pursuing outside interests so long as they are not and do not compete or conflict with his duties to the Company or the Business of the Company.

1.3

Location. The principal place of employment and the location of Employee’s principal office shall be in or in close proximity to Lewisville, Texas; provided however, Employee agrees to engage in reasonable travel in the performance of his duties under this Agreement.

1.4

Representations.

(a)

Employee represents and warrants to CareView that he has full power and authority to enter into and perform this Agreement and that his execution and performance of this Agreement shall not constitute a default or breach by him under the terms of any other agreement to which he is a party or by which he is bound. Employee represents that no consent or approval of any third party is required for his execution, delivery and performance of this Agreement or that all consents or approvals of any third party required for such execution, delivery and performance of this Agreement have been obtained. Employee further represents that his employment hereunder will not involve the use of information or materials that belong to a former employer, person, or entity, and for which he has a duty of confidentiality.

(b)

CareView represents and warrants to Employee that it has full power and authority to enter into and perform this Agreement and that CareView’s execution and performance of this Agreement shall not constitute a default or breach by CareView under the terms of any other agreement to which it is a party or by which it is bound. CareView represents that no consent or approval of any third party is required for CareView’s execution, delivery and performance of this Agreement or that all consents or approvals of any third party required for such execution, delivery and performance of this Agreement have been obtained.

ARTICLE II

Employment Term

The term of Employee’s employment hereunder (the “Employment Term”) shall commence as of the Effective Date hereof and shall continue for an initial term of one (1) year from the Effective Date (the “Initial Term”), unless earlier terminated pursuant to the provisions of this Agreement.

ARTICLE III

Compensation

3.1

Base Salary.

A.

As compensation for the services to be rendered by Employee during the Employment Term, CareView shall pay Employee an annual base salary (as in effect from time to time, “Base Salary”) of not less than $180,000. The Base Salary shall accrue monthly (prorated for periods less than a month) and shall be paid in accordance with CareView’s standard payroll practices.

B.

The Employee’s Base Salary shall be reviewed annually for an upward adjustment (but never for a downward adjustment), or may be reviewed more frequently as recommended by the President and approved by the Board of Directors.

2

C.

Employee will be issued Non-Qualified Stock Option (the “Stock Option”) for 500,000 shares of common stock priced as of the Effective Date. The Stock Option will be pursuant to the terms and conditions of the 2016 Stock Option Plan and subject to Board Approval.

3.2

Bonus Compensation. As of the end of each of CareView’s fiscal year ends during the Employment Term, Employee will be entitled to receive such additional bonus or other compensation, if any, as may be approved by the Board of Directors or a Compensation Committee comprised of members appointed by the Company’s Board of Directors.

3.3

Benefits. During the Employment Term, Employee shall be entitled to the same fringe benefits as are from time to time made available to CareView’s most senior executive officers, such as (i) medical, hospital, dental, life, disability, and other insurance coverage, (ii) participation in incentive, bonus, stock option, equity ownership, pension, profit sharing, and other benefit plans, and (iii) normal vacation allowance and other paid time off for all employees who are executive officers of CareView.

3.4

Paid Time Off. During the Employment Term, Employee will be entitled to no less than 20 days paid time off (PTO) annually during each calendar year.

3.5

Withholding. Any and all amounts payable under this Agreement, including amounts payable under this Article III and Article VIII, are subject to withholding for such federal, state and local taxes required pursuant to any applicable law, rule or regulation.

ARTICLE IV

Working Facilities, Expense and Insurance

4.1

Working Facilities. Employee shall be furnished with an office at the location set forth in Section 1.3 hereof, or at such other location as agreed to by he and CareView, and CareView will provide Employee with secretarial and other assistance suitable to the Employment Position and reasonably required for the performance of Employee’s duties hereunder.

4.2

Reimbursement for Expenses. CareView shall reimburse Employee, in accordance with CareView’s policies and practices for senior management, for all reasonable expenses actually incurred by him while employed by CareView and in the performance of his duties under and in accordance with the terms and conditions of this Agreement, subject to Employee furnishing to CareView an itemized account, reasonably satisfactory to CareView, in substantiation of such expenditures, along with appropriate documentation thereof including receipts for all such expenses in the manner required pursuant to CareView’s policies and procedures and the Internal Revenue Code of 1996, as amended (the “Code”), and applicable regulations in effect from time to time.

3

ARTICLE V

Covenants and Restrictions

During the Employment Term and for a period of one (1) year following the date of termination of employment hereunder, Employee covenants and agrees to be bound by the following provisions of this Article V, except in carrying out his duties hereunder.

5.1

Non-Competition. Without the express written consent of the Board of Directors, Employee shall not directly or indirectly, own any interest in, participate or engage in, assist, render any services (including advisory services) to, become associated with, work for, serve (in any capacity whatsoever, including, without limitation, as an employee, consultant, advisor, agent, independent contractor, officer or director) or otherwise become in any way or manner connected with the ownership, management, operation, or control of, any business, firm, corporation, partnership or other entity (collectively referred to herein as a “Person”) that engages in, or assists others in engaging in or conducting any business, which deals, directly or indirectly, in products or services similar to or competitive with the Company’s product line or services in the United States; provided, however, the above shall not be deemed to exclude Employee from acting as director of another corporation with the consent of the Company’s Board of Directors; provided further, however, that the above shall not be deemed to prohibit Employee from owning or acquiring securities issued by any corporation whose securities are listed with a national securities exchange or are traded in the over-the-counter market, provided that Employee at no time owns, directly or indirectly, beneficially or otherwise, five percent (5%) or more of any class of any such corporation’s outstanding capital stock.

5.2

Non-Solicitation. Employee shall not knowingly provide, or solicit to provide to any Person or individual (i) any goods or services which are competitive with those provided by the Company or which would be competitive with the goods or services that the Company has planned to provide; or (ii) any goods or services to any customer of the Company. The term “customer” shall mean any person or individual to whom the Company has provided goods or services within the twenty-four (24) month period prior to the termination of Employee’s employment hereunder. Notwithstanding anything herein to the contrary, no limitation shall be imposed on Employee hereunder with respect to any goods and services that the Company planned to provide and which were not actually being provided at the time of the termination of Employee hereunder.

5.3

Confidentiality. During the Employment Term or thereafter as specified herein, Employee agrees that he shall not divulge to others, nor shall he use to the detriment of the Company or in any business or process of manufacture competitive with or similar to any business or process of manufacture engaged in by the Company, or any subsidiary or affiliated company, any Confidential Information (as defined below in Section 7.2) obtained by him during the course of his employment with the Company relating to sales, salesmen, sales volume or strategy, customers, formulas, processes, methods, machines, manufactures, compositions, ideas, improvements or inventions belonging to or relating to the business of the Company, or its subsidiary or affiliated company.

4

5.4

Personnel. Employee shall neither solicit, nor seek to solicit any of the Company’s personnel in any capacity whatsoever, nor shall he induce or attempt to induce any of the Company’s personnel to leave the employ of the Company in order to work for Employee or otherwise.

5.5

Damages. Employee acknowledges that his breach of any of the restrictive covenants contained in this Article V may cause irreparable damage to the Company for which remedies at law would be inadequate. Accordingly, if Employee breaches or threatens to breach any of the provisions of this Article V, the Company shall be entitled to appropriate injunctive relief, including, without limitation, preliminary and permanent injunctions in any court of competent jurisdiction, restraining Employee from taking any action prohibited hereby. This remedy shall be in addition to all other remedies available to the Company at law or equity. If any portion of this Article V is adjudicated to be invalid or unenforceable, this Article V shall be deemed amended to delete therefrom the portion so adjudicated, with such deletion to apply only with respect to the operation of this Article V in the jurisdiction in which such adjudication is made.

ARTICLE VI

Illness or Incapacity

6.1

Right to Terminate. Except as provided by this Article VI and notwithstanding anything else to the contrary contained in this Agreement, CareView shall have no right to terminate Employee during any Employment Term that Employee suffers illness or incapacity. CareView shall have the right to terminate Employee hereunder by delivery of thirty (30) days written notice of termination if Employee is unable to perform, with reasonable accommodation in all material respects, the Employee’s duties hereunder for a period exceeding six (6) consecutive months due to illness or incapacity. A termination of employment under this Article VI will be deemed a termination “Death and/or Disability” as described in Section 8.2 hereof.

6.2

Right to Temporarily Replace. If Employee’s illness or incapacity, whether by physical or mental cause, renders him unable for a minimum period of thirty (30) consecutive calendar days to carry out his duties and responsibilities as set forth herein, CareView shall have the right to designate a person to temporarily perform Employee’s duties; provided however, that if Employee returns to work from such illness or incapacity within the six (6) month period following the commencement of his inability due to such illness or incapacity, Employee shall be reinstated in the capacity described in Article I hereof with all rights, duties and privileges attendant thereto.

6.3

Rights Prior to Termination. Employee shall be entitled to receive his full Base Salary under Section 3.1 hereof, and all other benefits under Article III hereof, during such illness or incapacity unless and until expiration or termination of Employee hereunder.

6.4

Determination of Illness or Incapacity. For purposes of this Article VI, the term “illness or incapacity” shall mean Employee’s inability to perform Employee’s duties hereunder, substantially on a full-time basis because of physical or mental illness or physical injury as determined by the Company’s Board of Directors, in its reasonable discretion and based upon competent medical evidence. Upon CareView’s written request, Employee shall submit to reasonable medical and other examinations to provide the evidence required hereunder.

5

ARTICLE VII

Trade Secrets

7.1

Confidentiality. Employee will hold Confidential Information (as hereinafter defined) in confidence and trust and limit disclosure of Confidential Information strictly to persons who have a need to know such Confidential Information in connection with the Business and who have agreed in writing with CareView to maintain the confidentiality of such Confidential Information. Employee will not disclose, use, or permit the use or disclosure of Confidential Information, except in satisfying Employee’s obligations under this Agreement. Employee will use reasonable care to protect Confidential Information from inappropriate disclosure, whether inadvertent or intentional. Notwithstanding the foregoing, Employee may disclose Confidential Information if such disclosure is required by a court order or an order of a similar judicial or administrative body; provided, however, that Employee immediately notifies CareView of such requirement in writing and cooperates reasonably with CareView in obtaining a protective or similar order with respect thereto.

7.2

Confidential Information. For the purposes of this Agreement, the phrase “Confidential Information” means information or materials that in CareView’s reasonable determination provide advantage to CareView over others not having such information or materials and includes (i) customer information, supplier information, sales channel and distributor information, material terms of any contracts, marketing philosophies, strategies, techniques and objectives (including product and service roll-out dates and volume estimates), legal and regulatory positions and strategies, advertising and promotional copy, competitive advantages and disadvantages, non-published financial data, product or service plans, designs, costs, prices and names, inventions, discoveries, improvements, technological developments, know-how, software code, business opportunities (including planned or proposed financings, mergers, acquisitions, ventures and partnerships) and methodologies and processes (including the look and feel of computer screens and reports) relating to the Business; (ii) information designated in writing or conspicuously marked as “confidential” or “proprietary” or likewise designated or marked with words of similar import; (iii) information for which CareView has an obligation of confidentiality so long as such obligation is known to Employee; and (iv) information of a nature that a reasonable person would conclude that it is confidential or proprietary. Notwithstanding the foregoing, information will not be deemed Confidential Information if such information: (i) prior to receipt from CareView, is or was known to Employee directly or indirectly from a source other than one having an obligation of confidentiality to CareView; (ii) becomes known (independently of disclosure by CareView) to Employee directly or indirectly from a source other than one having an obligation of confidentiality to CareView; (iii) becomes publicly known or otherwise ceases to be secret or confidential, except through a breach of this Agreement by Employee; or (iv) is independently developed by Employee. Employee may disclose Confidential Information pursuant to the requirements of a governmental agency or by operation of law, if he provides CareView reasonable prior written notice sufficient to permit CareView to contest such disclosure.

6

7.3

Notification of Third Party Disclosure Requests. If Employee receives any written or oral third party request, order, instruction or solicitation for the disclosure of Confidential Information not in conformance with this Agreement, or if Employee becomes aware of any attempt by a third party to improperly gain Confidential Information, Employee shall immediately notify the Company’s Board of Directors of such request, order, instruction or solicitation or of such attempt and fully disclose the details surrounding such request, order, instruction or solicitation or such attempt.

7.4

Non-Removal of Records. All documents, files, records, data, papers, materials, notes, books, correspondence, drawings and other written, graphic or electronic records of the Business and all computer software of CareView which Employee shall prepare or use, or come into contact with, shall be and remain the exclusive property of CareView and shall not be physically, electronically, telephonically or otherwise removed from CareView’s premises without CareView’s prior written consent.

7.5

Return or Destruction of Confidential Information. Confidential Information gained, received or developed by Employee or in which Employee participated in developing, will remain the exclusive property of CareView. Employee will promptly return to CareView or destroy or erase all records, books, documents or any other materials whatsoever (including all copies thereof) containing such Confidential Information in his possession or control upon the earlier of (i) the receipt of a written request from CareView for return or destruction of Confidential Information or (ii) the termination of Employee hereunder.

7.6

Trade Secrets of Others. During the Employment Term, Employee will not use any information or materials belonging to any former employer or any other person or entity and for which Employee has a duty of confidentiality, or use or allow the use of any illegally obtained confidential or secret information or materials.

ARTICLE VIII

Termination

8.1

Termination. Either party hereto may terminate this Agreement at any time on ninety (90) days prior written notice. This Agreement may be immediately terminated by the Employer for “cause” at any time upon notice to the Employee. This Agreement may be terminated immediately by the Employee for “good reason” at any time, upon notice to the Employer. If the Employer terminates this Agreement for “cause” or if the Employee terminates this Agreement other than for “good reason,” the Employee shall not be entitled to receive any compensation hereunder relating to any period subsequent to the effective date of such termination. If the Employer terminates this Agreement without “cause” or if the Employee terminates this employment for “good cause,” the Employee shall be entitled to, for a period (the “Severance Period”) beginning on the date of termination and ending twelve (12) months from Effective Date the following:

a.

The payment of the Base Salary, at the rate in effect immediately prior to the date of termination, payable for the entire Severance Period;

b.

Immediate vesting of all granted yet unvested stock options to Employee including an extended time to exercise said options beginning on the date of termination and to be reviewed annually by the Compensation Committee for an annual extension at the sole discretion of the Compensation Committee not to extend the option beyond its original life; and

7

c.

Continue to participate during the Severance Period in all benefit plans contemplated by Section 3.3 hereof, and the Employer shall continue to make contributions to such benefit plans on the Employee’s behalf during the Severance Period; and

d.

Continue to receive during the Severance Period all other benefits to which the Employee is entitled hereunder, including, without limitation, those contemplated by Section 3.3 hereof; provided, however, that as provided under clauses ii and iii above is barred (by the terms of the applicable plans or pursuant to applicable law), the Employer shall arrange to provide the Employee with benefits (including, without limitation, at the Board of Directors discretion, cash compensation if appropriate and necessary) substantially similar to those which the Employee would otherwise have been entitled to receive under such plans from which his continued participation is barred.

8.2

Disability: Death. In the event the Employee shall, because of illness or incapacity, physical or mental, be unable to perform substantially all of his duties hereunder for a period of six consecutive months or for a total of nine months during any eighteen (18) month period, the Employer may, in its sole discretion, at any time thereafter while such disability continues, terminate this Agreement by notice thereof to the Employee specifying the termination date. In the event the Employee shall die during the period of his employment, his employment hereunder shall immediately terminate without further act. Upon termination in accordance with this Section 8.2, the Employer shall pay to the Employee or his estate, as applicable, all compensation provided for hereunder with respect to the period ending on the termination date and a lump sum equal to the Employee’s Base Salary (in effect at the date of termination) for six (6) months. In addition, the Employee or his estate, as applicable, will continue to be entitled to the benefits of any life insurance (in the event of his death) or disability insurance (in the event of his disability) pursuant to Section 6.1 hereof.

8.3

Change of Ownership/Control. In the event of a change of ownership/control (40% or more), the Employee or Employer may terminate this Agreement for “good reason” and provide a lump sum payment of an amount equal one (1) year, all options granted and not vested will immediately vest, plus all vested benefits. Further, Employee will be entitled to all benefits that are provided under law as well as the Employers plan (COBRA, continuing life insurance, etc.).

8.4

Definitions. The term “cause” as used in this Agreement in relation to termination of this Agreement or the Employee’s employment hereunder shall mean:

a.

The willful and continued failure of Employee to perform substantially his duties with the Employer (other than any such failure resulting from the Employee’s incapacity due to physical or mental illness) or

b.

The willful engaging by the Employee in illegal conduct which is materially and demonstrably injurious to the Employer.

c.

For purposes of this Section 8.3, no action or failure to act, on the Employee’s part shall be considered “willful” unless done, or omitted to be done, by him in bad faith or without reasonable belief that his actions or omissions were in, or not opposed to, the best interests of the Employer. Actions taken by the Employee based upon the authority given to the Employee by the Board of Directors of based upon the advice of counsel shall be presumed to be done, or omitted to be done, in good faith and in the best interests of the Employer.

8

The term “good reason” as used in this Agreement in relations to termination of this Agreement or the Employee’s employment hereunder shall mean:

i.

An adverse change in the Employee’s status or title, or

ii.

A permanent or temporary assignment (of thirty (30) days in duration) without the Employee’s consent, to an office located more than 35 miles from the Corporate Office.

iii.

A material change in ownership and control of the company.

iv.

A change in reporting relationship

v.

A reduction in Base Salary

ARTICLE IX

Miscellaneous

9.1

No Waivers. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver of any such provision, nor prevent such party thereafter from enforcing such provision or any other provision of this Agreement.

9.2

Notices. Any notice required or permitted to be given to under the terms of this Agreement may be delivered in person, by courier or Federal Express, United Parcel Service, Airborne Express, US Express Mail or other similar nationally recognized overnight delivery service that obtains a confirmation of delivery, or by registered or certified mail, postage prepaid, return receipt requested, or by fax or e-mail transmission if delivery is promptly confirmed, and shall be addressed as follows:

If to CareView:	CareView Communications, Inc. 405 State Highway 121 Bypass Suite B-240 Lewisville, TX 75067 Attn: CEO

If to Employee:	Jon Freeman jon@freeman99.com 612.203.0364

Either party may hereafter notify the other in writing of any change in address. Any notice shall be deemed duly given: (i) when personally delivered, (ii) when delivered by courier or overnight delivery service, (iii) on the third day after it is mailed by registered or certified mail, postage prepaid, return receipt requested as provided herein, or (iv) when proper transmission is confirmed if transmitted by fax or e-mail.

9

9.3

Severability. The provisions of this Agreement are severable. If any provision of this Agreement shall be held to be invalid or otherwise unenforceable, in whole or in part, the remainder of the provisions or enforceable parts hereof, shall not be affected thereby.

9.4

Successors and Assigns. The rights and obligations of CareView under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of CareView, including the survivor upon any merger, consolidation, share exchange or combination of CareView with any other entity. Employee shall not have the right to assign, delegate, or otherwise transfer to any person or entity any duty or obligation to be performed by Employee hereunder.

9.5

Entire Agreement. This Agreement supersedes all prior and contemporaneous agreements and understandings between the parties hereto, oral or written, and may not be modified or terminated orally. No modification (except as otherwise provided herein with respect to the modification of provisions that are unreasonable, arbitrary or against public policy), termination, or attempted waiver shall be valid unless in writing, signed by the party against whom such modification, termination or waiver is sought to be enforced. This Agreement was the subject of negotiation by the parties hereto and their counsel. The parties agree that no prior drafts of this Agreement shall be admissible as evidence (whether in any arbitration or court of law) in any proceeding which involves the interpretation of any provisions of this Agreement.

9.6

Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas without reference to the conflict of law principles thereof.

9.7

Confidential Arbitration. The parties hereto agree that any dispute concerning or arising out of the provisions of this Agreement, Employee’s employment, or termination of Employee, shall be resolved by confidential arbitration in accordance with the rules of the American Arbitration Association. Such confidential arbitration shall be held in Dallas, Texas, and the decision of the arbitrator(s) shall be conclusive and binding on the parties and shall be enforceable in any court of competent jurisdiction. The arbitrator may, in the arbitrator’s discretion, award attorney’s fees and costs to such party as the arbitrator sees fit in rendering a decision.

10

ARTICLE X

Survival

The provisions of Article V and VII of this Agreement and this Article X shall survive the termination, rescission or expiration of this Agreement, whether upon or prior to any date of termination hereof. The representations and warranties of the parties hereto shall survive the execution of this Agreement and come without limitation.

ARTICLE XI

Intellectual Property

All Confidential information, computer software, video and sound recordings, scripts, creations, inventions, improvements, designs and discoveries conceived, created, invented, authored, developed, produced or discovered by Employee during the Employment Term, whether alone or with others, whether during or after regular work hours, are and will be CareView’s property. Employee hereby assigns to CareView all copyrights, trademarks, patents, related applications and registrations, and other rights of authorship, invention or ownership he may have with respect to such item. CareView agrees to pay for all patent filing and maintenance fees associated with such inventions.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first above written.

CAREVIEW COMMUNICATIONS, INC.,
a Nevada corporation

By:	/s/ Steven G. Johnson

Name:	Steven G. Johnson
Its:	President and Chief Executive Officer

Date:	May 5, 2017

EMPLOYEE

By:	/s/ Jon Freeman
Jon Freeman

Date:	May 5, 2017

11